EXHIBIT 99.1

GLOBAL FINANCIAL ACCOUNTING, REPORTING
AND GENERAL MANUAL

TITLE:  CLAWBACK POLICY

ISSUE DATE: 03-12-12

EFFECTIVE DATE: 3-12-12

REPLACES: NEW

ISSUED BY: MEK

AUTHORIZED BY: HWK

I.	POLICY

This Clawback Policy (this “Policy”) has been adopted by the Board of Directors (the “Board”) of Harsco Corporation (the “Company”) and is effective as of March 12, 2012 (the “Effective Date”) in advance of the effective date of the final rules or regulations (“Final Regulations”) expected to be adopted by the U.S. Securities and Exchange Commission and the effective date of the listing requirements expected to be adopted by the New York Stock Exchange that would implement the incentive-based compensation recovery requirements set forth in Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

II.	PROCEDURE

Recovery of Excessive Incentive-Based Compensation.  In the event that following the Effective Date the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws (a “Triggering Event”), the Company will use reasonable efforts to recover, subject to the terms of this Policy, from any current or former Executive Officer of the Company (A) who was paid or granted Incentive-Based Compensation on or after the Effective Date and (B) whom the Board has determined has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties as an Executive Officer that contributed to the noncompliance that resulted in the Company’s obligation to prepare the accounting restatement (“Misconduct,” and each such current or former Executive Officer that the Board determines to have engaged in Misconduct, a “Culpable Employee”), all Excessive Incentive-Based Compensation.

CLAWBACK POLICY

A.	Definitions. For purposes of this Policy, the following terms have the meanings indicated, in addition to the other terms defined herein:

1.	“Executive Officer” has the meaning ascribed thereto in Rule 3b-7 of the General Rules and Regulations under the Exchange Act, as in effect on the Effective Date.

2.
“Excessive Incentive-Based Compensation” means the amount of Incentive-Based Compensation paid or granted by the Company or any subsidiary of the Company to a Culpable Employee on or after the Effective Date in excess of what would have been paid or granted to that Culpable Employee under the circumstances reflected by the accounting restatement, but in no event will such Excessive Incentive-Based Compensation exceed the total amount of such Incentive-Based Compensation originally paid or granted to that Culpable Employee on or after the Effective Date.

3.	“Incentive-Based Compensation” means, with respect to a Culpable Employee:

(1) the amount of the Culpable Employee’s annual incentive awards paid under the Company’s annual cash incentive compensation program; (2) the performance-based equity awards (or any amount attributable to such awards) paid or granted to the Culpable Employee under the Company’s long-term incentive equity program; and (3) any other incentive-based compensation paid or granted in respect of Company and/or individual performance to a Culpable Employee pursuant to an “incentive plan,” as such term is defined in Item 402(a)(6)(iii) of Regulation S-K under the Exchange Act.

B.
Process.  If the Board determines following the occurrence of a Triggering Event that one or more Culpable Employees have engaged in Misconduct, the Board, after considering the recommendations of the Management Development and Compensation Committee of the Board, will review each Culpable Employee’s Incentive-Based Compensation and, with respect to each Culpable Employee, will take prompt and reasonable action in accordance with this Policy to seek recovery of all Excessive Incentive-Based Compensation. There shall be no duplication of recovery under this Policy and any of 15 U.S.C. Section 7243 (Section 304 of the Sarbanes-Oxley Act of 2002) or Section 10D of the Exchange Act.

C.
Interpretation of this Policy; Determinations by the Board.  The Board currently intends that this Policy will remain operative until the effective date of the Final Regulations. The Board may at any time in its sole discretion supplement or amend any provision of this Policy in any respect, repeal this Policy in whole or part or adopt a new policy relating to recovery of incentive-based compensation with such terms as the Board determines in its sole discretion to be appropriate. The Board has the exclusive power and authority to administer this Policy, including, without limitation, the right and power to

CLAWBACK POLICY

interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy, including, without limitation, any determination as to (a) whether a Triggering Event has occurred; (b) whether Misconduct has occurred; (c) whether any current or former Executive Officer is a Culpable Employee; and (d) what constitutes Excessive Incentive-Based Compensation. All such actions, interpretations and determinations that are taken or made by the Board in good faith will be final, conclusive and binding.